CONSENT OF ARTHUR ANDERSEN LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated February 13, 2001 included in Lennox International Inc.‘s Form 10-K for the period ending December 31, 2000 and to all references to our Firm included in this registration statement.

Arthur Andersen LLP

Dallas,  Texas
October 5, 2001